The information in this prospectus supplement is not complete and may change. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-104165
Prospectus Supplement
SUBJECT TO COMPLETION, DATED DECEMBER 8, 2003
(To Prospectus dated October 17, 2003)

2,000,000 Shares

Unit Corporation

Common Stock

        We are selling 2,000,000 shares of our common stock by this prospectus supplement.

      Our common stock is traded on the New York Stock Exchange under the symbol “UNT.” The last reported sale price of our common stock on December 5, 2003 was $22.47 per share.

      Investing in our common stock involves a high degree of risk. See “Supplemental Risk Factors” beginning on page S-7 of this prospectus supplement and “Risk Factors” beginning on page 1 of the accompanying prospectus.

	Per Share	Total

Offering Price	$	$

Discounts and commissions to underwriters	$	$

Offering proceeds to Unit, before expenses	$	$

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

      We have granted the underwriters the right to purchase up to 300,000 additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the offering. The underwriters expect to deliver the shares of common stock to investors on or about                     , 2003.

Sole Book-Running Manager

Banc of America Securities LLC	First Albany Capital

The date of this prospectus supplement is December      , 2003

ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
SUPPLEMENTAL RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK
MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
GLOSSARY OF CERTAIN OIL AND GAS TERMS

RISK FACTORS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
WHO WE ARE
RECENT DEVELOPMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
THE SECURITIES WE MAY OFFER
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF PURCHASE CONTRACTS
DESCRIPTION OF UNITS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEPENDENT ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE

Prospectus Supplement
About This Prospectus Supplement	S-1
Prospectus Supplement Summary	S-2
Supplemental Risk Factors	S-7
Forward-Looking Statements	S-7
Use of Proceeds	S-8
Capitalization	S-9
Price Range of Common Stock	S-10
Material United States Federal Tax Considerations for Non-U.S. Holders	S-10
Underwriting	S-13
Legal Matters	S-15
Where You Can Find More Information	S-15
Glossary of Certain Oil and Gas Terms	S-15
Prospectus
Risk Factors	1
About This Prospectus	5
Forward Looking Statements	6
Who We Are	7
Recent Developments	7
Ratio of Earnings To Fixed Charges	7
Use of Proceeds	8
The Securities We May Offer	8
Description of Debt Securities	8
Description of Capital Stock	17
Description of Warrants	21
Description of Purchase Contracts	22
Description of Units	23
Plan of Distribution	23
Legal Matters	25
Experts	25
Independent Accountants	25
Where You Can Find More Information	25
Documents Incorporated By Reference	26

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus may be accurate only as of their respective dates.

      We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

      If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

      Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Unit,” “company,” “we,” “us” and “our” or similar terms are to Unit Corporation and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but may not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of this offering, information about our business and financial data. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein in their entirety before making an investment decision.

•	references to our fiscal years are to the twelve months ended December 31 of that year; and

•	unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters will not exercise the over-allotment option.

Unit

      We are an independent energy company. Through our subsidiaries, we drill onshore oil and natural gas wells for other parties and engage in the acquisition, exploration, development and production of oil and natural gas properties. We were founded in 1963 as a contract drilling company and in 1979 we began to develop our exploration and production operations to diversify our contract drilling revenues. Our operations are principally located in the Mid-Continent region, as well as the Permian, Gulf Coast Basins and the Rocky Mountain area of the United States. As of December 1, 2003, we operate 76 drilling rigs through our wholly-owned subsidiary, Unit Drilling Company. As of December 31, 2002, our wholly-owned subsidiary, Unit Petroleum Company, owned proved oil and natural gas reserves of approximately 269 Bcfe.

      Our executive offices are located at 7130 South Lewis, Suite 1000, Tulsa, Oklahoma 74136, and our telephone number is (918) 493-7700.

Business Strategy

      Our three primary objectives are to:

•	maximize the value of Unit Drilling Company by improving market share and drilling rig utilization while developing new markets,

•	grow Unit Petroleum Company’s oil and natural gas reserve base by more than 150% of annual production, with acquisition costs meeting or exceeding our economic parameters, and

•	maintain a low debt to equity position while enhancing our financial strength.

      Our contract drilling strategy includes:

•	providing high quality drilling equipment and premium service,

•	retaining key drilling personnel through consistent, maximized rig utilization, and

•	expanding operational areas and our drilling rig fleet as appropriate.

      Our exploration and production strategy includes:

•	focusing on lower-risk natural gas exploration and development drilling,

•	growing oil and natural gas reserves through drilling internally generated prospects and acquisitions,

•	adding new oil and natural gas reserves in excess of 150% of annual production, and

•	achieving a minimum 15% annual rate of return on invested capital.

Company Strengths

      Two consistent growing energy segments. We maintain a strong balance between our two business segments and have grown both segments considerably over the past several years. From 1995 through December 1, 2003, we increased the number of our drilling rigs from 22 rigs to 76 rigs, an increase of over

245%. On August 15, 2002, we acquired 20 drilling rigs, spare drilling equipment and vehicles when we acquired CREC Rig Equipment Company and CDC Drilling Company. From 1995 through December 31, 2002, we increased our proved reserves from 141 Bcfe to 269 Bcfe, an increase of over 90%. Our exploration and production segment also has an average annual reserve production replacement of 227% over the past 19 years.

      Currently we have two pending acquisitions. The first is our acquisition of SerDrilco, Inc., which, if completed, would increase our rig fleet by 12 rigs, or 16%, to a total of 88 drilling rigs. The second is our acquisition of PetroCorp Incorporated. At December 31, 2002, PetroCorp reported that it had total reserves of 55 Bcfe. Please read “Recent Developments.”

      Focused on natural gas — drilling and production. Over 98% of the wells drilled by our contract drilling rig fleet are natural gas wells. Because our drilling rig fleet is made up of a large percentage of deep rated, premium rigs, we are ideally positioned to benefit from the expanding domestic market for the drilling of deep natural gas wells. Additionally, over 90% of our proved oil and natural gas reserves are natural gas. Based on our 2003 first nine months’ production, we estimate that a $.10 per Mcf change in the price we are paid for our natural gas production results in a corresponding $1.9 million annualized change in our pre-tax cash flow.

      One of the leading U.S. drilling contractors. In terms of the number of rigs owned, we are the fourth largest publicly-held U.S. land drilling contractor. We have focused our operations in the Anadarko and Arkoma Basins, the Texas Gulf Coast, and in the East Texas and the Rocky Mountain regions. Our average day rate for the first nine months of 2003 was $7,684 and our average utilization rate was 81%. On December 1, 2003, our utilization rate was 93%.

      Experienced and respected management team and workforce. Our management team has extensive experience in contract drilling and exploration and production operations. Our Chairman and CEO, John Nikkel, joined us in 1983 and has served as Chief Executive Officer since 2001. He assumed the additional role of Chairman of the Board in August 2003. Under his leadership, we established ourself as a leading domestic provider of contract drilling services and have delivered strong growth in both our drilling and exploration and production segments. Larry Pinkston joined us in 1981 and has served in numerous roles inside the Company prior to becoming President in August 2003. We have built an excellent management team with considerable industry and geographic expertise. The team has delivered upon our core strategy by continuing to grow our contract drilling marketshare; growing our oil and natural gas reserve base through both drilling internally generated prospects and acquisitions; and continuing to maintain a strong financial profile and financial flexibility. Additionally, we have a strong and experienced workforce which is critical to the efficient operations of our business.

Recent Developments

      On November 21, 2003, we announced that we had signed an agreement to acquire SerDrilco, Inc. and its subsidiary, Service Drilling Southwest, L.L.C., a U.S. land drilling company located in Borger, Texas, for $35,000,000 in cash and an earn-out provision allowing the sellers to obtain one-half of the cash flow in excess of $10 million for each of the next three years. The acquisition includes 12 mechanical rigs, a 12-truck moving fleet, along with inventory and other equipment. The transaction is expected to close on or about December 8, 2003.

      On August 14, 2003, we signed a definitive agreement with PetroCorp Incorporated to acquire all the outstanding shares of PetroCorp. PetroCorp is a Tulsa-based company that explores and develops oil and natural gas properties primarily in Texas and Oklahoma. At December 31, 2002, PetroCorp reported that it had total reserves of 55 Bcfe. The purchase price under the agreement is approximately $182.1 million and will be paid in cash. After using PetroCorp’s expected working capital, we expect to incur additional net debt of approximately $87 million if we complete this acquisition. The purchase price is subject to certain adjustments including up to $6.5 million which may be placed in escrow to settle or satisfy certain contingent tax and litigation liabilities if not resolved prior to closing. Consummation of the transaction is subject to several conditions typical of transactions of this nature including regulatory review and the approval by two-

thirds of PetroCorp’s shareholders. PetroCorp shareholders representing approximately 50% of the outstanding shares of PetroCorp have agreed to support the merger.

      We currently have a $100 million bank loan agreement. Although the current value of our assets allows us to have access to the full $100 million, we have elected to set the loan commitment at a lesser amount to reduce our financing costs since we are charged a facility fee of 0.375% on the amount available but not borrowed. Until recently, that amount was $40 million. Effective December 1, 2003, we elected to increase that amount to $60 million to provide the funds necessary to close the SerDrilco acquisition.

The Offering

Common Stock Offered	2,000,000 shares

Common Stock to be Outstanding After the Offering	45,575,245 shares

Use of Proceeds	We intend to use the net proceeds from this offering, including the net proceeds from any exercise of the underwriters’ over-allotment option, to repay amounts borrowed under our bank facility to finance the SerDrilco acquisition. See “Recent Developments” and “Use of Proceeds.”

New York Stock Exchange Symbol	“UNT”

Risk Factors

      You should carefully consider all information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. In particular, you should evaluate the specific risk factors set forth in the section entitled “Supplemental Risk Factors” in this prospectus supplement and the section entitled “Risk Factors” in the accompanying prospectus for a discussion of risks relating to an investment in our common stock.

Summary Consolidated Financial, Operating and Segment Data

      The following tables set forth summary consolidated financial, operating and segment data as of and for each of the three years ended December 31, 2000, 2001 and 2002 and the nine months ended September 30, 2002 and 2003. These data were derived from our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference herein, and from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the nine months ended September 30, 2003, which is incorporated by reference herein. The financial, operating and segment data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in our annual report on Form 10-K and in our quarterly report on Form 10-Q, which are incorporated by reference herein.

				Nine Months Ended
	Year Ended December 31,			September 30,

	2000	2001	2002	2002	2003

				(unaudited)	(unaudited)

	(in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Contract drilling	$108,075	$167,042	$118,173	$84,144	$129,839
Oil and natural gas	92,016	90,237	67,959	46,986	87,521
Other	1,173	1,900	1,504	625	2,267

Total revenues	201,264	259,179	187,636	131,755	219,627

Expenses:
Contract drilling:
Operating costs	84,051	91,006	91,338	63,619	97,105
Depreciation	11,999	13,888	14,684	9,917	17,111
Oil and natural gas:
Operating costs	19,754	22,196	20,795	15,278	18,768
Depreciation, depletion, amortization and impairment	18,492	22,116	23,338	17,399	19,464
General and administrative	6,560	8,476	8,712	6,222	6,766
Interest expense	5,136	2,818	973	747	540

Total expenses	145,992	160,500	159,840	113,182	159,754

Income Before Income Taxes and Change in Accounting Principle	$55,272	$98,679	$27,796	$18,573	$59,873

Net Income	$34,344	$62,766	$18,244	$11,458	$38,438

Basic Earnings Per Share — Net Income	$0.96	$1.75	$0.47	$0.31	$0.88
Diluted Earnings Per Share — Net Income	$0.95	$1.73	$0.47	$0.30	$0.88

				Nine Months Ended
	Year Ended December 31,			September 30,

	2000	2001	2002	2002	2003

				(unaudited)	(unaudited)

	(in thousands, except per share amounts)
Balance Sheet Data (at end of period):
Net Property and Equipment, Net	$290,357	$362,218	$510,758	$490,310	$556,563
Total Assets	$346,288	$417,253	$578,163	$555,705	$644,268
Long-Term Debt (revolving credit facility)	$54,000	$31,000	$30,500	$24,500	$15,000
Shareholders’ Equity	$214,540	$279,162	$421,372	$414,386	$461,341
Capital Expenditures	$60,447	$108,339	$75,225	$48,825	$65,780
Operating and Segment Data:
Drilling:
Revenue	$108,075	$167,042	$118,173	$84,144	$129,839
Percentage of revenue from daywork contracts	85%	99%	91%	91%	97%
Average number of rigs in use	39.8	46.3	39.1	36.2	60.6
Average dayrate on daywork contracts ($/day)	$6,957	$10,044	$7,716	$7,847	$7,684
Operating income	$12,025	$62,148	$12,151	$10,608	$15,623
Depreciation	$11,999	$13,888	$14,684	$9,917	$17,111
Oil and Natural Gas:
Revenue	$92,016	$90,237	$67,959	$46,986	$87,521
Average natural gas price ($/Mcf)	$3.91	$4.00	$2.87	$2.59	$5.05
Average oil price ($/Bbl)	$26.95	$23.62	$21.54	$20.92	$27.02
Natural gas production (MMcf)	19,285	18,864	18,968	14,360	15,043
Oil production (MBbl)	488	492	473	347	372
Operating income	$53,770	$45,925	$23,826	$14,309	$49,298
Depreciation, depletion and amortization rate (Mcfe)	$0.82	$0.91	$1.04	$1.03	$1.12
Depreciation, depletion, amortization and impairment	$18,492	$22,116	$23,338	$17,399	$19,464
Summary Reserve Data:
Estimated Proved Reserves:
Natural gas (Mcf)	215,637	228,254	244,811
Oil (Bbl)	4,183	4,343	4,096
Total (Mcfe)	240,735	254,312	269,387
Standardized measure of discounted future net cash flow relating to proved reserves	$676,026	$177,583	$345,314

SUPPLEMENTAL RISK FACTORS

      We urge you to carefully consider the following risks and the risk factors beginning on page 1 of the accompanying prospectus and the other information contained in this prospectus supplement and the accompanying prospectus before investing in our common stock. If we do not successfully address the risks described in this prospectus supplement and the accompanying prospectus, our business, prospects, results of operations or financial condition could be significantly harmed. The trading price of our common stock could decline because of any of these risks and you could lose all or part of your investment. We urge you to refer to the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Our level of indebtedness will increase if we close the PetroCorp acquisition.

      As of September 30, 2003, we had $15 million in aggregate principal amount of long-term indebtedness outstanding. On August 14, 2003, we signed a definitive agreement to acquire all of the outstanding shares of PetroCorp Incorporated. The purchase price under the agreement is $182.1 million and will be paid in cash. After using PetroCorp’s expected working capital, we expect to incur additional net debt of approximately $87 million if we complete this acquisition.

Our pending acquisitions may not close and, even if they do, they may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

      Our recent growth is due in part to acquisitions of drilling companies, exploration and production companies and producing properties. We expect acquisitions will also contribute to our future growth. However there is no guarantee that our pending acquisitions will close. In addition, successful acquisitions, particularly those of oil and gas companies or of oil and natural gas properties require an assessment of a number of factors, many of which are beyond our control. These factors include recoverable reserves, exploration potential, future oil and gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain.

FORWARD-LOOKING STATEMENTS

      This supplemental prospectus, including the information we incorporate by reference, information included in, or incorporated by reference from, future filings by us with the SEC, as well as information contained in written material, press releases and oral statements issued by or on behalf of us, contain, or may contain, certain statements that may be deemed to be “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus, which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “believes,” “intends,” “expects,” “anticipates,” “projects,” “estimates,” “predicts” and similar expressions are also intended to identify forward-looking statements.

      These forward-looking statements include, among others, such things as:

•	the amount and nature of our future capital expenditures;

•	wells to be drilled or reworked;

•	prices for oil and gas;

•	demand for oil and gas;

•	exploitation and exploration prospects;

•	estimates of proved oil and gas reserves;

•	reserve potential;

•	development and infill drilling potential;

•	drilling prospects;

•	expansion and other development trends of the oil and gas industry;

•	business strategy;

•	production of oil and gas reserves;

•	expansion and growth of our business and operations; and

•	drilling rig utilization and drilling rig rates.

      These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including:

•	the risk factors discussed in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference;

•	general economic, market or business conditions;

•	the nature or lack of business opportunities that may be presented to and pursued by us;

•	demand for our land drilling services;

•	changes in laws or regulations; and

•	other factors, most of which are beyond our control.

      We describe these risks and uncertainties in greater detail under the caption “Supplemental Risk Factors” above and in our recent Forms 10-Q and 10-K filed with the SEC. See “Where You Can Find More Information.”

      You should not place undue reliance on any these forward-looking statements. We disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

      We expect the net proceeds from this offering to be approximately $43 million, assuming an offering price of $22.47 per share and after deducting underwriting discounts and commissions and the estimated expenses of the offering. We intend to use the net proceeds of this offering to repay amounts borrowed under our bank facility to finance the SerDrilco acquisition. As of December 4, 2003, we had approximately $10 million outstanding under our bank facility. As of December 4, 2003, the average interest rate on the borrowings outstanding under our bank facility was 2.18%.

CAPITALIZATION

      The following table shows our unaudited capitalization as of September 30, 2003 and (1) on a pro forma basis to reflect the acquisition of SerDrilco using additional borrowings under our bank facility and (2) on a pro forma as adjusted basis to reflect the sale of 2,000,000 shares of common stock and the expenses related to this offering, using the net proceeds of this offering to repay amounts borrowed under our bank facility in connection with the acquisition. See “Use of Proceeds.”

      This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended September 30, 2003 which are incorporated by reference herein.

      On August 14, 2003 we signed a definitive agreement with PetroCorp Incorporated to acquire all the outstanding shares of PetroCorp. We anticipate incurring additional net debt of approximately $87 million if we complete this pending acquisition. The pro forma impact of the acquisition of PetroCorp is not reflected in the capitalization table below.

	As of September 30, 2003

			Pro Forma
	Actual	Pro Forma(1)	As Adjusted(2)

	(in thousands)
Long-term debt:
Bank facility(3)	$15,000	$50,000	$15,000

Shareholders’ equity:
Common stock, $.20 par value, 75,000,000 shares authorized, 43,569,227 shares issued and outstanding, 45,569,227 shares issued and outstanding as adjusted	8,714	8,714	9,114
Paid-in capital	265,666	265,666	308,308
Retained earnings	186,961	186,961	186,961

Total shareholders’ equity	461,341	461,341	504,383

Total capitalization	$476,341	$511,341	$519,383

(1)	Reflects the additional borrowings under our bank facility to fund the acquisition of SerDrilco. The purchase price at closing is estimated to be approximately $35,000,000.

(2)	Reflects the issuance of 2,000,000 shares of common stock at an assumed public offering price of $22.47 per share (closing price of our common stock as reported by the New York Stock Exchange on December 5, 2003), less underwriting discount and commissions and the estimated expenses of the offering. Reflects the application of the net proceeds of this offering to repay amounts borrowed under our bank facility in connection with the acquisition of SerDrilco.

(3)	As of December 4, 2003, we had approximately $10 million outstanding under our bank facility.

PRICE RANGE OF COMMON STOCK

      Our common stock is traded on the New York Stock Exchange under the symbol “UNT.” The following table sets forth the range of high and low sales prices per share of our common stock for each calendar quarter.

	Sales Price

	High	Low

2001:
First Quarter	$21.38	$16.30
Second Quarter	$23.00	$14.50
Third Quarter	$15.80	$7.41
Fourth Quarter	$14.24	$8.29
2002:
First Quarter	$18.60	$10.24
Second Quarter	$20.93	$16.01
Third Quarter	$19.25	$13.65
Fourth Quarter	$20.44	$16.71
2003:
First Quarter	$21.99	$16.30
Second Quarter	$23.39	$19.14
Third Quarter	$22.60	$18.68
Fourth Quarter (through December 2, 2003)	$21.80	$18.40

      On December 5, 2003, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $22.47 per share. On that date, there were approximately 1,794 holders of record.

      We have never declared any cash dividends on our common stock and currently have no plans to declare any dividends on our common stock in the foreseeable future. Any future determination by our board of directors to pay dividends on our common stock will be made only after considering our financial condition, results of operations, capital requirements and other relevant factors. Additionally, our bank facility places certain restrictions on payment of cash dividends.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

      The following discussion is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner that is a “non-U.S. holder.”

      For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner that is an individual, corporation, estate or trust other than:

•	a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is includible in gross income for U.S. income tax purposes regardless of its source.

      If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding our common stock should consult their tax advisors.

      This discussion is based on the Internal Revenue Code of 1986, as amended, United States Treasury Regulations and administrative interpretations as of the date of this prospectus supplement, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. You should consult your tax advisor with respect to the particular tax consequences to you of owning and disposing of our common stock.

Dividends

      As discussed above, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. See “Price Range of Common Stock.” In the event that we do declare or pay cash dividends, however, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. To obtain a reduced rate of withholding for dividends paid, a non-U.S. holder will be required to provide us with an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

      The withholding of U.S. federal income tax does not apply to dividends paid to a non-U.S. holder who provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a non-U.S. corporation may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

      A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, or where a treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder;

•	in the case of certain non-U.S. holders who are non-resident alien individuals and hold the common stock as a capital asset, the individuals are present in the United States for 183 or more days in the taxable year of the disposition and meet other requirements;

•	the non-U.S. holder is subject to tax under the provisions of the Internal Revenue Code regarding the taxation of certain U.S. expatriates;

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. holder’s holding period for the common stock.

      We currently believe that we are a United States real property holding corporation for U.S. federal income tax purposes. However, a non-U.S. holder who is otherwise not subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock would not be subject to such taxation so long as (i) our common stock continues to be “regularly traded on an established securities market” for U.S. federal income tax purposes (as it currently is) and (ii) such non-U.S. holder does not own, directly or indirectly, at any time during the five-year period ending on the date of disposition or such shorter period the shares were held, more than five percent of our outstanding common stock. Accordingly, a non-U.S. holder who owns, directly or indirectly, more than five percent of our common stock would be subject to U.S. federal income tax and withholding thereof on a sale or other disposition of common stock. A non-U.S. holder should consult its tax advisor regarding U.S. federal income tax consequences of disposition of common stock under these rules.

Information Reporting Requirements and Backup Withholding

      We must report annually to the Internal Revenue Service the amount of dividends paid to each non-U.S. holder, the name and address of the recipient, and the amount of any tax withheld with respect to the dividend, regardless of whether withholding is required. A similar report is sent to the non-U.S. holder. Under tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient’s country of residence.

      A non-U.S. holder must certify its non-U.S. status to avoid backup withholding at the current rate of 28% on dividends. Generally a non-U.S. holder will provide this certification on Internal Revenue Service Form W-8BEN.

      U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, a non-U.S. holder must certify its non-U.S. status to avoid information reporting and backup withholding at the current rate of 28% on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. In addition, U.S. information reporting requirements generally will apply to the proceeds of a disposition effected by or through a non-U.S. office of a U.S. broker, or by a non-U.S. broker with specified connections to the United States.

      Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is timely furnished to the Internal Revenue Service.

Federal Estate Tax

      Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

      We are offering the shares described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC is acting as sole book-running manager and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of shares listed next to its name in the following table:

Number of
Underwriters	Shares

Banc of America Securities LLC
First Albany Capital Inc.

Total	2,000,000

      The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

      The underwriters will initially offer the shares to the public at the price specified on the cover page of this prospectus supplement. The underwriters may allow to selected dealers a concession of not more than $          per share. The underwriters may also allow, and any dealers may reallow, a concession of not more than $          per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The shares are offered subject to a number of conditions, including:

•	receipt and acceptance of the shares by the underwriters, and

•	the underwriters’ right to reject orders in whole or in part.

      We have granted the underwriters an option to purchase up to 300,000 additional shares at the public offering price less the underwriting discounts and commissions, which purchase must be completed within 30 days from the date of original issuance of the shares. The underwriters may exercise this option solely for the purpose of covering any over-allotments made in connection with this offering. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

      Our common stock is traded on the New York Stock Exchange under the symbol “UNT.”

      The following table shows, on a per share and total basis, the public offering price, underwriting discounts and commissions to be paid to the underwriters and proceeds before expenses to us, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to Unit	$	$	$

      We estimate that our total expenses (excluding underwriting discounts and commissions) for this offering will be approximately $100,000. The underwriters have agreed to reimburse us for certain of these expenses.

      We and certain of our executive officers have entered into a lock-up agreement with the underwriters. Under this agreement, we and these executive officers may not, without the prior written approval of the representative, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock (other than the shares in this offering or issuances of common stock pursuant to the conversion or exchange of convertible securities or the exercise of warrants or options, grants of employee stock options or issuance of common stock pursuant to the exercise of such options). These restrictions will be in effect for a period of 60 days for the company and 30 days for its executive officers and directors after the date of this prospectus supplement. At any time and without notice, the representative may, in its sole discretion, release all or some of the securities from this lock-up agreement.

      We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

      In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the shares, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress. Stabilizing transactions may include making short sales of the shares, which involves the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and purchasing shares from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

      The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of the shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

      A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

      The representative may also impose a penalty bid on underwriters and selling group members. This means that if the representative purchases shares in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters or selling group members that sold those shares as part of this offering to repay the concession received by it.

      As a result of these activities, the price of the shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

      Certain of the underwriters and their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory and investment banking services in the ordinary course of business to us and our affiliates for which they receive customary fees. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender under our revolving bank credit facility. We expect to use a portion of the proceeds from this offering to repay a portion of the amounts outstanding under our revolving bank credit facility.

LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for us by Conner & Winters, P.C., Tulsa, Oklahoma. Lynnwood R. Moore, Jr., a shareholder of Conner & Winters, P.C., owns directly or indirectly, 4,500 shares of our common stock. Shearman & Sterling LLP, New York, New York will act as counsel for the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public from the SEC’s web site at http://www.sec.gov. Our reports, proxy statements and other information filed with the SEC can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York.

      The SEC allows us to “incorporate by reference” certain information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. In addition to the information incorporated by reference as described under “Where You Can Find More Information” in the accompanying prospectus, we incorporate by reference all of the following:

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

•	our Current Report on Form 8-K filed October 27, 2003; and

•	our Current Report on Form 8-K filed November 21, 2003.

GLOSSARY OF CERTAIN OIL AND GAS TERMS

      As used in this prospectus supplement, “Mcf” means thousand cubic feet, “MMcf” means million cubic feet, “Bcf” means billion cubic feet, “Bbl” means barrel, “MBbls” means thousand barrels, “MMBtus” means one million Btus. “MMBbls” means million barrels, “BOE” means equivalent barrels of oil, “MBOE” means thousand equivalent barrels of oil, “MMBOE” means million equivalent barrels of oil, “cfe” means equivalent cubic feet of gas and “Mcfe”, “MMcfe” and “Bcfe” means thousand, million and billion equivalent cubic feet of gas.

      Unless otherwise indicated in this prospectus supplement, gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 Fahrenheit. Equivalent barrels of oil or gas are determined using the ratio of six Mcf of gas to one Bbl of oil.

      “Reserve replacement ratio” is calculated on a Mcfe basis by dividing the estimated reserves added during a year from exploitation, development and exploration activities, acquisitions of proved reserves and revisions of previous estimates, excluding property sales, by the natural gas and oil volumes produced during that year.

      The term “Standardized measure of discounted future net cash flows” means the estimated future net cash flows to be generated from the production of proved natural gas and oil reserves, computed using prices and costs as of the dates indicated, after giving effect to federal income taxes and discounted at an annual rate of 10%.

      The term “gross” refers to the total acres or wells in which we have a working interest, and “net” refers to gross acres or wells multiplied by the percentage working interest owned by us. “Net production” means production that is owned by us less royalties and production due others.

      The term “oil” includes crude oil, condensate and natural gas liquids.

      “Finding cost” or “finding and development cost” means an amount per BOE or Mcfe equal to the sum of all costs incurred relating to oil and gas property acquisition, exploration and development activities divided by the sum of all additions and revisions to estimated proved reserves, including reserve purchases.

Prospectus

Unit Corporation

$250,000,000

Debt Securities

Preferred Stock
Common Stock
Warrants
Purchase Contracts
Units

         By this prospectus, we may offer up to $250,000,000 of senior debt securities, subordinated debt securities preferred stock, common stock, warrants, purchase contracts and units on terms to be determined at the time of sale.

      We will provide you with more specific terms of the securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements to this prospectus carefully before you invest in the securities.

      We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $250,000,000.

      Our common stock is listed on the New York Stock Exchange under the symbol “UNT.”

      There are significant risks associated with an investment in our securities. See “Risk Factors” beginning on page 1. You should also read carefully the risks we describe in the accompanying prospectus supplement for a better understanding of the risks and uncertainties that investors in our securities should consider.

      This prospectus may not be used to sell securities unless accompanied by a supplement to this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 17, 2003

RISK FACTORS

      You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing any of our securities. Each of these risk factors could hurt our business, operating results and financial condition, as well as the value of an investment in any of our securities, all as discussed below. This investment involves a high degree of risk.

Oil and gas prices are volatile, and low prices have negatively affected our financial results and could do so in the future.

      Our revenues, operating results, cash flow and future rate of growth depend substantially upon prevailing prices for oil and gas. Historically, oil and gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. Any decline in prices in the future would have a negative impact on our future financial results. Because our reserves are predominantly gas, changes in gas prices may have a particularly large impact on our financial results.

      Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

•	political conditions in oil producing regions, including the Middle East and South America;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	the price of foreign imports;

•	actions of governmental authorities;

•	the domestic and foreign supply of oil and gas;

•	the level of consumer demand;

•	weather conditions;

•	domestic and foreign government regulations;

•	the price, availability and acceptance of alternative fuels; and

•	overall economic conditions.

      These factors and the volatile nature of the energy markets make it impossible to predict with any certainty the future prices of oil and gas. This uncertainty increases our financial risks of committing available capital for future drilling and development operations and oil and gas property acquisitions.

Our contract drilling operations depend on levels of activity in the oil and gas exploration and production industry.

      Our contract drilling operations depend on the level of activity in oil and gas exploration and production in our operating markets. Both short-term and long-term trends in oil and gas prices affect the level of that activity. Because oil and gas prices are volatile, the level of exploration and production activity can also be volatile. We expect that in the near term our customers will continue a cautious approach to exploration and development spending. Any decrease from current oil and gas prices would depress the level of exploration and production activity. This, in turn, would likely result in a decline in the demand for our drilling services.

The industries in which we operate are highly competitive, and many of our competitors have greater resources than we do. In particular, the contract drilling industry has intense price competition and excess rig supply.

      The drilling industry in which we operate is very competitive. Most drilling contracts are awarded on the basis of competitive bids, which results in intense price competition. In the markets in which we operate, the number of rigs available for use exceeds the demand for rigs, which increases this price competition. Several of our competitors in the contract drilling industry have greater financial and human resources than we do. These resources may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price and technology, to build new rigs or acquire existing rigs and to provide rigs more quickly than we do in periods of high rig utilization.

      The oil and gas industry is also highly competitive. We compete in the areas of property acquisitions and oil and gas exploration, development, production and marketing with major oil companies, other independent oil and natural gas concerns and individual producers and operators. In addition, we must compete with major and independent oil and natural gas concerns in recruiting and retaining qualified employees. Many of our competitors in the oil and gas industry have substantially greater financial and other resources than we do.

Shortages of experienced personnel for our contract drilling operations could limit our ability to meet the demand for our services.

      In recent years, the number of oil and gas drilling rigs in operation has declined substantially. As a result, a large number of experienced personnel in this industry have moved to other industries or fields. If the demand for contract drilling services should increase significantly, we and most other drilling contractors may have difficulties in employing enough qualified and experienced personnel to be able to meet that demand completely.

Our operations have significant capital requirements, and our debt could have important consequences to you.

      We have experienced and expect to continue to experience substantial working capital needs due to our growth in drilling operations and our active exploration, development and exploitation programs. From time to time we incur borrowings to help meet our working capital requirements. Our level of indebtedness, the cash flow needed to satisfy our indebtedness and the covenants governing our indebtedness could:

•	limit funds available for financing capital expenditures, our drilling program or other activities or cause us to curtail these activities;

•	limit our flexibility in planning for, or reacting to changes in, our business;

•	place us at a competitive disadvantage to some of our competitors that have less debt than we do;

•	make us more vulnerable during periods of low oil and gas prices or in the event of a downturn in our business; and

•	prevent us from obtaining additional financing on acceptable terms or limit amounts available under our existing or any future credit facilities.

      Our ability to meet our debt obligations will depend on our future performance. In addition, lower oil and gas prices could result in future reductions in the amount available for borrowing under our loan agreement, reducing our liquidity and even triggering mandatory loan repayments.

Our future performance depends upon our ability to find or acquire additional oil and gas reserves that are economically recoverable.

      In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and gas production and lower revenues and cash flow from operations. We may not be able to continue to replace our oil and gas reserves at acceptable costs. Low prices of oil and gas may further limit the kinds of reserves that can economically be developed. Lower prices also decrease our cash flow and may cause us to decrease capital expenditures.

Our exploration and production operations involve a high degree of business and financial risk.

      Exploitation, development and exploration involve numerous risks that may result in dry holes, the failure to produce oil and gas in commercial quantities and the inability to fully produce discovered reserves. The cost of drilling, completing and operating wells is substantial and uncertain. Numerous factors beyond our control may cause the curtailment, delay or cancellation of drilling operations, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs or delivery crews and the delivery of equipment.

      Exploratory drilling is a speculative activity. We may not be able to maintain our historic success rate. Also, we may ultimately not lease or drill the prospects that we have identified or budgeted for within the expected time frame, or at all. A decline in our drilling success rate will have an adverse effect on our future results of operations and financial condition.

Our hedging arrangements might limit the benefit of increases in natural gas prices.

      In order to reduce our exposure to short-term fluctuations in the price of oil and gas, we sometimes enter into hedging arrangements. Our hedging arrangements apply to only a portion of our production and provide only partial price protection against declines in oil and gas prices. These hedging arrangements may expose us to risk of financial loss and limit the benefit to us of increases in prices.

Estimates of our reserves are uncertain and may prove to be inaccurate, and oil and gas price declines may lead to an impairment of our oil and gas assets.

      There are numerous uncertainties inherent in estimating quantities of proved reserves and their values, including many factors beyond our control. The reserve data included or incorporated by reference in this prospectus or any accompanying prospectus represent only estimates. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves depend on a number of variable factors, including historical production from the area compared with production from other producing areas, and assumptions concerning:

•	the effects of regulations by governmental agencies;

•	future oil and gas prices;

•	future operating costs;

•	severance and excise taxes;

•	development costs; and

•	workover and remedial costs.

      Some or all of these assumptions may vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of those reserves based on risk of recovery, and estimates of the future net cash flows from reserves prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and those variances may be material.

      The information regarding discounted future net cash flows included in or incorporated by reference in this prospectus should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by the following factors:

•	the amount and timing of actual production;

•	supply and demand for oil and gas;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.

      In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our operations or the oil and gas industry in general.

      We periodically review the carrying value of our oil and gas properties under the full cost accounting rules of the SEC. Under these rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

Our operations present inherent risks of loss.

      Our drilling operations are subject to many hazards inherent in the drilling industry, including blowouts, cratering, explosions, fires, loss of well control, loss of hole, damaged or lost drilling equipment and damage or loss from inclement weather. Our exploration and production operations are subject to these and similar risks. Any of these events could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental damage and damage to the property of others. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and we seek to obtain indemnification from our drilling customers by contract for some of these risks. To the extent that we are unable to transfer these risks to drilling customers by contract or indemnification agreements, we seek protection through insurance which our management considers to be adequate. However, our insurance or indemnification agreements may not adequately protect us against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a customer to meet its indemnification obligations, could result in substantial losses. In addition, insurance may not be available to cover any or all of these risks. Even if available, the insurance might not be adequate to cover all of our losses, or we might decide against obtaining that insurance because of high premiums or other costs. We are self-insured for certain losses relating to workers’ compensation, general liability, property damage and employee medical benefits.

      In addition, we are not the operator of some of our wells. As a result, we have less control over our operating risks for those wells and our ability to influence the operations for those wells is limited. Operators of those wells may act in ways that are not in our best interests.

Compliance with governmental and environmental regulations increases our costs of doing business and exposes us to potential liabilities.

      Our business is subject to federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and gas and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste, unitization and pooling of properties and other matters. These laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

      Our operations are also subject to complex environmental laws and regulations adopted by the various jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge these materials into the environment in any number of ways including the following:

•	from a well or drilling equipment at a drill site;

•	from gathering systems, pipelines, transportation facilities and storage tanks;

•	damage to oil and natural gas wells resulting from accidents during normal operations; and

•	blowouts, cratering and explosions.

      Because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by the former operators.

Our stockholders’ rights plan and provisions of Delaware law and our by-laws and charter could discourage change in control transactions and prevent stockholders from receiving a premium on their investment.

      Our by-laws provide for a classified board of directors with staggered terms and authorize the board of directors to set the terms of preferred stock. In addition, our charter and Delaware law contain provisions that impose restrictions on business combinations with interested parties. We have also adopted a stockholders’ rights plan. Because of our stockholders’ rights plan and these provisions of our by-laws, charter and Delaware law, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent board of directors.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading below “Where You Can Find More Information.”

      You should rely only on the information or representations incorporated by reference or provided in this prospectus and in the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You may obtain copies of the registration statement, or of any document which we have filed as an exhibit to the registration statement or to any other SEC filing, either from the SEC or from our corporate secretary as described below. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the accompanying prospectus supplement is accurate as of any date other than the dates printed on the front of each such document.

      Unless otherwise indicated or otherwise required by the context in which the term occurs, all references in this prospectus or a supplement to “we,” “our,” “us,” “company” or similar terms refer to Unit Corporation together with its subsidiaries.

FORWARD-LOOKING STATEMENTS

      This prospectus, including the information we incorporate by reference, information included in, or incorporated by reference from, future filings by us with the SEC, as well as information contained in written material, press releases and oral statements issued by or on behalf of us, contain, or may contain, certain statements that may be deemed to be “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus, which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “believes,” “intends,” “expects,” “anticipates,” “projects,” “estimates,” “predicts” and similar expressions are also intended to identify forward-looking statements.

      These forward-looking statements include, among others, such things as:

•	the amount and nature of our future capital expenditures;

•	wells to be drilled or reworked;

•	prices for oil and gas;

•	demand for oil and gas;

•	exploitation and exploration prospects;

•	estimates of proved oil and gas reserves;

•	reserve potential;

•	development and infill drilling potential;

•	drilling prospects;

•	expansion and other development trends of the oil and gas industry;

•	business strategy;

•	production of oil and gas reserves;

•	expansion and growth of our business and operations; and

•	drilling rig utilization and drilling rig rates.

      These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including:

•	the risk factors discussed in this prospectus and in the documents we incorporate by reference;

•	general economic, market or business conditions;

•	the nature or lack of business opportunities that may be presented to and pursued by us;

•	demand for our land drilling services;

•	changes in laws or regulations; and

•	other factors, most of which are beyond our control.

      We describe these risks and uncertainties in greater detail under the caption “Risk Factors” below and in our recent Forms 10-Q and 10-K filed with the SEC. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

      You should not place undue reliance on any these forward-looking statements. We disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus, the accompanying prospectus supplement or the documents we incorporate by reference to reflect the occurrence of unanticipated events. Nothing in this section should suggest any statements made in this prospectus or any prospectus supplement which relate to a rollup transaction or are made in connection with an offering by, or relating to the operations of, a partnership, limited liability company or a direct participation investment program will be entitled to the protections of Section 27A of the Securities Act of 1933, as amended.

WHO WE ARE

      Unit Corporation is an independent energy company that, through its subsidiaries,

•	searches for and produces oil and natural gas,

•	buys producing oil and natural gas properties, and

•	drills onshore oil and natural gas wells for other parties.

      Our operations are principally located in the Mid-Continent region, as well as the Permian, Gulf Coast Basins and the Rocky Mountain area of the United States.

      Our principal executive offices are located at 1000 Kensington Tower I, 7130 South Lewis, Tulsa, Oklahoma 74136, and our telephone number is (918) 493-7700.

RECENT DEVELOPMENTS

      On August 14, 2003 we signed a definitive agreement to acquire, by merger, PetroCorp Incorporated. Under the terms of this acquisition, subject to certain adjustments, we would pay $182,000,000 in cash for all of the outstanding stock of that company. The closing of this transaction is subject to a number of conditions including its approval by the required number of shareholders of that company.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our ratio of earnings to fixed charges for the periods indicated:

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1998	1999	2000	2001	2002	2002	2003

Ratio of Earnings to Fixed Charges	1.44	1.84	11.15	31.91	23.56	20.44	76.77

      Earnings available for fixed charges represent earnings from continuing operations but does not include income taxes, fixed charges and earnings recognized from our equity in Superior Pipeline Company. Fixed charges represent interest incurred and guaranteed plus that portion of rental expense deemed to be the equivalent of interest.

USE OF PROCEEDS

      Except as otherwise described in any prospectus supplement, the net proceeds from the sale of securities offered from time to time will be used for general corporate purposes, which may include:

•	repayment or refinancing of our debt;

•	working capital;

•	capital expenditures;

•	purchases of oil and gas properties or drilling rigs; and

•	repurchases and redemptions of securities.

THE SECURITIES WE MAY OFFER

      This prospectus is part of a shelf registration statement. Under this shelf registration statement, we may offer from time to time up to $250,000,000 of any of the following securities:

•	debt securities;

•	preferred stock;

•	common stock;

•	warrants to purchase debt securities, preferred stock or common stock;

•	purchase contracts; and

•	units.

DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of the debt securities, which may consist of senior notes and debentures and subordinated notes and debentures, sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities being offered will be described in the prospectus supplement relating to such debt securities. You will need to review both the prospectus supplement and the following description for a description of the terms of a particular issue of our debt securities.

      The debt securities will be general obligations and may be subordinated to our senior indebtedness (as discussed below) to the extent set forth in the applicable prospectus supplement. See “Description of Debt Securities — Subordination” below. Debt securities will be issued under an indenture to be entered into between us and an indenture trustee to be selected by us and named in a prospectus supplement. A copy of the form of indenture has been filed as an exhibit to the registration statement. This discussion of certain provisions of the indenture is a summary of all material provisions of the Indenture. This discussion is completely qualified by reference to the actual terms of the indenture. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings specified in the indenture.

General

      The indenture does not limit the aggregate principal amount of debt securities that we may issue. We may issue the debt securities from time to time in one or more series. The indenture does not limit the amount of other unsecured indebtedness or securities which we may issue. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not benefit from any covenant or other provision that would afford holders of debt securities special protection in the event of a highly leveraged transaction involving us. The applicable prospectus supplement will contain the following terms of the debt securities of the series for which the prospectus supplement is being delivered:

•	the title;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal and premium, if any, are payable;

•	the rate or rates (which may be fixed or variable), or the method of determining the rate or rates, at which the debt securities will bear interest, the date or dates from when interest will accrue, the dates when interest will be payable or the method by which the dates will be determined, the record dates for determining who the interest will be paid to, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	when principal, premium, if any, and interest will be paid;

•	the terms and conditions on which the debt securities may be redeemed;

•	our obligation, if any, to redeem, purchase, or repay the debt securities because of any sinking fund or analogous provisions or at the option of a holder of the debt securities and the price or prices at which, the period or periods within which, and the terms on which the debt securities of the series will be redeemed, purchased, or repaid, in whole or in part;

•	the terms, if any, on which the debt securities may be convertible into or exchanged for our securities and the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other provision;

•	the denominations in which the debt securities will be issuable;

•	if the amount of principal, premium, if any, or interest with respect to the debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any such date (or, in such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent principal amount in United States currency;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

•	if other than United States dollars, the coin or currency or currencies or units of two or more currencies in which payment of the principal, premium, if any, and interest with respect to debt securities shall be payable;

•	if other than the principal amount of debt securities, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration or provable in bankruptcy;

•	the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the indenture as currently in effect;

•	any addition to or change in the events of default with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal of and interest on such debt securities due and payable;

•	whether the debt securities will be issued in whole or in part in global form, the terms and conditions on which any global security may be exchanged in whole or in part for other individual debt securities in definitive registered form and the depositary for any such global security;

•	any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in the covenants and definitions currently set forth in the indenture or in the terms relating to permitted consolidations, mergers, or sales of assets, including conditioning any merger, conveyance, transfer or lease permitted by the indenture upon the satisfaction of an indebtedness coverage standard by us;

•	the terms, if any, of any guarantee of the payment of principal of, and premium, if any, and interest on, debt securities and any corresponding changes to the provisions of the indenture as currently in effect;

•	the subordination, if any, of the debt securities and any changes or additions to the provisions of the indenture relating to subordination;

•	if debt securities do not bear interest, the dates for certain required reports to the trustee;

•	any other terms of the debt securities not prohibited by the indenture; and

•	any material United States federal income tax consequences or other special considerations applicable to the series of debt securities offered.

      Senior debt securities may be issued as original issue discount senior debt securities, which bear no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the senior debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

      If the senior debt securities are issued with “original issue discount” within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those senior debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a senior debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a senior debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder’s tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any senior debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in a prospectus supplement for those securities.

      Payments of interest on debt securities will be made at the corporate trust office of the trustee or at our option by check mailed to the registered holders of debt securities or, if so provided in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by such holder.

      Unless otherwise provided in the applicable prospectus supplement, debt securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the prospectus supplement relating to such series. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such global security or securities. Until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

      The specific terms of any depositary arrangement will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

      If we issue a global security, the depositary for such global security will credit on its system, the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary (“participants”). The underwriters or agents participating in the distribution of the debt securities will designate the amounts to be credited. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership and transfer of beneficial interests in the global security will be effected only through, records maintained by the depositary for the global security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). While depositary for a global security, or its nominee, is the registered owner of such global security, the depositary or such nominee, as the case may be, will be the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities and will not be considered the owners or holders of such debt securities under the indenture.

      Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. We, the trustee or any paying agent for such debt securities will not have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that the depositary for any debt securities represented by a global security, on receipt of any payment of principal, premium, or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

      If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the debt securities in exchange for the global security. Also, we may determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of such series in definitive form in exchange for the global security or Securities representing such debt securities.

Subordination

      Debt securities may be subordinated to the prior payment of all our indebtedness that is designated as “senior indebtedness.” Senior indebtedness, with respect to any series of subordinated debt securities, will consist of any of our indebtedness that is designated in a resolution of our board of directors or the supplemental indenture establishing such series as senior indebtedness with respect to such series.

      If we make a payment or distribution of our assets to our creditors or if there is a total or partial liquidation or we are dissolved or we file for bankruptcy, receivership, or similar proceeding, the holders of the senior indebtedness will be paid in full before the holders of the subordinated debt would receive any payment with respect to the subordinated debt securities. Until the senior indebtedness is paid in full, there would be no distribution to the holders of the subordinated debt securities (except that the holders may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities).

      We may not make any payments of principal, premium, or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of such subordinated debt securities, or repurchase, redeem, or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by the delivery of subordinated debt securities by us to the trustee in satisfaction of our sinking fund obligation) any subordinated debt securities if:

(a)	any principal, premium, if any, or interest with respect to senior indebtedness is not paid within any applicable grace period (including at maturity), or

(b)	any other default on senior indebtedness occurs and the maturity of such senior indebtedness is accelerated in accordance with its terms,

unless, in either case,

(i)	the default has been cured or waived and such acceleration has been rescinded,

(ii)	such senior indebtedness has been paid in full in cash, or

(iii)	we and the trustee receive written notice approving such payment from the representatives of each issue of “designated senior indebtedness” (which will include any specified issue of senior indebtedness).

      During any default (other than a default described in clause (a) or (b) above) on any senior indebtedness under which the maturity of the senior indebtedness may be accelerated without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period (the “payment blockage period”) starting on our receipt and the trustee’s receipt of written notice of the election to effect a payment blockage period and ending 179 days thereafter. The payment blockage period may be terminated before its expiration by written notice to the trustee and to us from the person who gave the blockage notice, by repayment in full in cash of the senior indebtedness with respect to which the blockage notice was given, or because the default giving rise to the payment blockage period is no longer continuing. Unless the holders of the senior indebtedness have accelerated the maturity of the senior indebtedness, we may resume payments on the subordinated debt securities after the expiration of the payment blockage period. Not more than one blockage notice may be given in any period of 360 consecutive days unless the first blockage notice within such 360-day period is given by or on behalf of holders of designated senior indebtedness other than the bank indebtedness, in which case the representative of the bank indebtedness may give another blockage notice within such period. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all senior indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness.

      As a result of the subordination provisions, in the event of our bankruptcy or insolvency, our creditors who are holders of senior indebtedness, as well as certain of our general creditors, may recover ratably more than the holders of the subordinated debt securities.

Events of Default and Remedies

      The following events are defined in the indenture as “events of default” with respect to a series of debt securities:

(a)	a default in the payment of any installment of interest (whether or not, in the case of subordinated debt securities, such payment shall be prohibited by reason of the subordination provision described above) and continuance of such default for a period of 30 days;

(b)	a default in the payment of principal or premium, if any, whether at maturity, upon redemption, by declaration, upon required repurchase, or otherwise (whether or not, in the case of subordinated debt securities, such payment shall be prohibited by reason of the subordination provision described above);

(c)	a default in the payment of any sinking fund payment;

(d)	we fail to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

(e)	we fail to observe or perform any other covenants or agreements in the debt securities, in any resolution of our board of directors authorizing the issuance of the debt securities, in the indenture, or in any supplemental indenture (other than a covenant or agreement a default in the performance of which is otherwise specifically dealt with) for a period of 60 days following the date we receive proper written notice specifying the failure;

(f)	we do not pay our indebtedness within any applicable grace period after final maturity or the indebtedness is accelerated by the holders of the indebtedness because of a default, the total amount of such indebtedness unpaid or accelerated exceeds the amount specified or the United States dollar equivalent of the amount specified million at the time, and such default remains uncured or such acceleration is not rescinded for 10 days after the date on which written notice specifying such failure and requiring us to remedy such failure shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of that series at the time outstanding;

(g)	we

(1)	voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency, or similar law,

(2)	consent to the institution of, or fail to controvert within the time and in the manner prescribed by law, any such proceeding of the filing of any such petition,

(3)	apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, or similar official for us for a substantial part of our property,

(4)	file an answer admitting the material allegations of a petition filed against us in any such proceeding,

(5)	make a general assignment for the benefit of our creditors,

(6)	admit in writing our inability or fail generally to pay our debts as they become due,

(7)	take corporate action for the purpose of effecting any of the foregoing, or

(8)	take any comparable action under any foreign laws relating to insolvency;

(h)	the entry of an order or decree by a court having competent jurisdiction for

(1)	relief with respect to us or a substantial part of our property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency, or similar law,

(2)	the appointment of a receiver, trustee, custodian, sequestrator, or similar official for us or for a substantial part of our property, or

(3)	our winding-up or liquidation;

and such order or decree shall continue unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days; or

(i)	any other event of default provided under the terms of the debt securities of that series.

      An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

      If an event of default occurs and is continuing with respect to any series of debt securities, unless the principal and interest with respect to all the debt securities of such series shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare the principal of (or, if original issue discount debt securities, such portion of the principal amount as may be specified in such series) and interest on all the debt securities of such series due and payable immediately.

      If an event of default occurs and is continuing, the trustee shall be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the debt securities of the affected series or the indenture, to prosecute any such action or proceeding to judgment or final decree, and to enforce any such judgment or final decree against us or any other obligor on the debt securities of such series. In addition, if there is pending proceedings for the bankruptcy or reorganization of the company or any other obligor on the debt securities, or if a receiver, trustee, or similar official shall have been appointed for our property, the trustee shall be entitled and empowered to file and prove a claim for the whole amount of principal, premium and interest (or, in the case of original issue discount debt securities, such portion of the principal amount as may be specified in the terms of such series) owing and unpaid with respect to the debt securities. No holder of any debt securities of any series shall have any right to institute any action or proceeding upon or under or with respect to the indenture, for the appointment of a receiver or trustee, or for any other remedy, unless:

(a)	such holder previously will have given to the trustee written notice of an event of default with respect to debt securities of that series and of the continuance of such event of default;

(b)	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series will have made written request to the trustee to institute such action or proceeding with respect to the event of default and will have offered to the trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred in connection with such action or proceeding; and

(c)	the trustee, for 60 days after its receipt of such notice, request, and offer of indemnity will have failed to institute such action or proceeding and no direction inconsistent with such written request shall have been given to the trustee pursuant to the provisions of the indenture.

      Prior to the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the debt securities of that series at the time outstanding may, on behalf of the holders of all debt securities of that series, waive any past default or event of default and its consequences for that series, except:

(a)	a default in the payment of the principal, premium, if any, or interest with respect to such debt securities; or

(b)	a default with respect to a provision of the indenture that cannot be amended without the consent of each holder so affected.

      In case of any such waiver, the default shall cease to exist, any event of default arising from the default will be deemed to have been cured for all purposes, and we, the trustee and the holders of the debt securities of that series will each be restored to their former positions and rights under the indenture.

      The trustee will, within 90 days after the occurrence of a default known to it with respect to a series of debt securities, give to the holders of the debt securities notice of all uncured defaults known to it, unless the defaults will have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium, or interest with respect to the debt securities or in the making of any sinking fund payment with respect to the debt securities, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities.

Modification of the Indenture

      We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture for one or more of the following purposes:

(a)	to evidence our succession by another person and the assumption by such successor of our covenants, agreements, and obligations in the indenture and in the debt securities;

(b)	to surrender any right or power conferred upon us by the indenture, to add further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of debt securities, and to make the occurrence, or the occurrence and continuance of a default in any of such additional covenants, restrictions, conditions, or provisions, a default or an event of default under the indenture;

(c)	to cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture, or in any debt securities that may be defective or inconsistent with any other provision contained in the indenture, in any supplemental indenture, or in any debt securities, to convey, transfer, assign, mortgage, or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of debt securities of any series;

(d)	to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust indenture Act as then in effect;

(e)	to add or change any of the provisions of the indenture to change or eliminate any restriction on the payment of principal or premium with respect to debt securities so long as any such action does not adversely affect the interest of the holders of debt securities in any material respect or permit or facilitate the issuance of debt securities of any series in uncertificated form;

(f)	to comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

(g)	in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if such holder of senior indebtedness consents to such change);

(h)	to add guarantees with respect to the debt securities or to secure the debt securities;

(i)	to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change, or elimination not otherwise permitted under the indenture shall

(1)	neither apply to any debt securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision, or

(2)	become effective only when there is no such debt security outstanding;

(j)	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee; and

(k)	to establish the form or terms of any series of debt securities.

      With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, we and the trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the indenture or of any supplemental indenture or modifying in any manner the rights of the holder of the debt securities of such series. However, without the consent of all of the holders of each debt security so affected, no such supplemental indenture may:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the interest rate or extend the time for payment of interest on any debt security;

•	reduce the principal of or extend the stated maturity of any debt security;

•	reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

•	make any debt security payable in a currency other than that stated in the debt security;

•	in the case of any subordinated debt security, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under such provisions;

•	release any security that may have been granted with respect to the debt securities; or

•	make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent.

Consolidation, Merger and Sale of Assets

      The indenture provides that we may not consolidate with or merge with or into any person, or convey, transfer, or lease all or substantially all of our assets, unless the following conditions have been satisfied:

(a) Either

(i)	we are the continuing person in the case of a merger, or

(ii)	the successor corporation is a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and shall expressly assume all of our obligations under the debt securities and the indenture.

(b)	Immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the successor corporation or any of our subsidiaries as a result of the transaction as having been incurred by the successor corporation or a subsidiary at the time of the transaction), no default or event of default would occur or be continuing; and

(c)	We have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, or transfer complies with the indenture.

Satisfaction and Discharge of the Indenture

      The indenture provides, among other things, that when all debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers’ certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

Governing Law

      The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Regarding the Trustee

      Information concerning the trustee for a series of debt securities will be set forth in the prospectus supplement relating to that series of debt securities.

      We may have normal banking relationships with the trustee in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

      We have 80,000,000 authorized shares of capital stock, consisting of (a) 75,000,000 shares of common stock, having a par value of $.20 per share, and (b) 5,000,000 shares of preferred stock, having a par value of $1.00 per share. As of December 31, 2002, there were 43,339,400 shares of our common stock outstanding. No preferred stock is outstanding.

Common Stock

      Dividends are paid to the holders of our common stock, when, as and if declared by our board of directors. The provisions of our credit arrangements subject us to certain restrictions on the payment of dividends.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in our assets remaining after payment of all liabilities and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

      The holders of our common stock have no preemptive subscription, conversion or redemption rights, and are not subject to further calls or assessments by us. There are no sinking fund provisions applicable to the common stock.

      Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors.

Preferred Stock

      Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of our stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. We could issue shares of preferred stock by this prospectus and, if we do, the related prospectus supplement will include a description of all of the terms of that stock and any securities into which the preferred stock may be convertible.

      The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things:

•	decrease the amount of earnings and assets available for distribution to holders of common stock;

•	adversely affect the rights and powers, including voting rights, of holders of common stock; and

•	have the effect of delaying, deferring or preventing a change in control.

Stockholder Rights Agreement

      Each share of common stock includes one right (“right”) entitling the registered holder to purchase from us one one-hundredth of a share (a “fractional share”) of Series A Participating Cumulative Preferred Stock (the “preferred shares”), at a purchase price per fractional share of $70.00, subject to adjustment (the “purchase price”).

      With certain exceptions, upon the earlier of (1) 10 days following the date we learn that a person or group of affiliated or associated persons (an “acquiring person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares of common stock, or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person becoming an acquiring person, a “distribution date” will occur and the rights will be separated from the common stock. In certain circumstances, our board of directors may defer the distribution date. Certain inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock. Until the distribution date, (1) the rights are evidenced by the certificates representing outstanding shares of common stock and will be transferred with and only with such certificates, which contain a notation incorporating the rights agreement by reference, and (2) the surrender for transfer of any certificate for common stock will also constitute the transfer of the rights associated with the common stock represented by such certificate.

      The rights are not exercisable until the distribution date and will expire at the close of business 10 years after the rights are issued, unless earlier redeemed or exchanged by us as described below.

      As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of the common stock as of the close of business on the distribution date and, from and after the distribution date, the separate rights certificates alone will represent the rights. All shares of common stock issued prior to the distribution date will be issued with rights. Shares of common stock issued after the distribution date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with rights. Except as otherwise determined by the board of directors, no other shares of the common stock issued after the distribution date will be issued with rights.

      In the event (a “flip-in event”) that a person becomes an acquiring person (except pursuant to a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of our independent directors determines to be fair to our stockholders and otherwise in our and our stockholders’ best interests (a “permitted offer”)), each holder of a right will thereafter have the right to receive, upon exercise of that right, the number of fractional shares equivalent to the number of shares of common stock (or, in certain circumstances, cash, property or other securities) having a market value equal to two times the purchase price. Notwithstanding the foregoing, following the occurrence of any flip-in event or flip-over event (as described below), all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by or transferred to an acquiring person (or by certain related parties) will be null and void in the circumstances set forth in the rights agreement.

      In the event (a “flip-over event”) that, at any time from and after the time an acquiring person becomes such, (1) we are acquired in a merger or other business combination transaction (other than certain mergers that follow a permitted offer) or (2) 50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights that are voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a market value equal to two times the exercise price of the right as set by the board of directors. The number of outstanding rights associated with a share of common stock, or the number of preferred shares issuable upon exercise of a right and the purchase price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock occurring prior to the distribution date. The purchase price payable, and the number of fractional shares of preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the preferred shares.

      At any time until 10 days following the first date of public announcement of the occurrence of a flip-in event, we may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Immediately upon the effectiveness of the action of the board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.01 redemption price.

      Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

      Other than the redemption price, our board of directors may amend any of the provisions of the rights agreement as long as the rights are redeemable.

      The rights have certain antitakeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us, even if that acquisition may be favorable to the interests of our stockholders. Because the board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by the board of directors. The rights were issued to protect our stockholders from coercive or abusive takeover tactics and inadequate takeover offers and to afford our board of directors more negotiating leverage in dealing with prospective acquirors.

Certain Other Possible Anti-takeover Provisions

      Our charter and Delaware law contain certain provisions that might be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

Classified Board of Directors

      Our charter provides for the board of directors to be divided into three classes of directors serving staggered three-year terms, with the number of directors in each class to be as nearly equal as possible. As a result, about one-third of our directors are elected each year.

Issuance of Preferred Stock

      As described above, our charter authorizes a class of undesignated preferred stock consisting of 5,000,000 shares. The issuance of preferred stock could, among other things, make it more difficult for a third party to gain control of us.

Fair Price Provisions

      Our charter also contains certain “fair price provisions” designated to provide safeguards for stockholders when an “interested stockholder” (defined as a stockholder owning 5% or more of our voting stock) attempts to effect a “business combination” with us. The term “business combination” includes:

•	any merger or consolidation of us involving the interested stockholder,

•	certain dispositions of our assets,

•	any issuance of our securities meeting certain threshold amounts, to the interested stockholder,

•	adoption of any plan of liquidation or dissolution of us proposed by the interested stockholder, and

•	any reclassification of our securities having the effect of increasing the proportionate share of ownership of the interested stockholder.

      In general, a business combination between us and the interested stockholder must be approved by the affirmative vote of 80% of the outstanding voting stock unless the transaction is approved by a majority of the members of the board of directors who are not affiliated with the interested stockholder or certain minimum price and form of consideration requirements are satisfied.

Delaware Business Combination Statute

      We are incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an “interested stockholder” (defined as a stockholder owning 15% or more of a corporation’s voting stock) from engaging in a business combination with that corporation for a period of three years from the date the stockholder became an interested stockholder unless:

•	the corporation’s board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder;

•	upon attaining that status, the interested stockholder had acquired at least 85% of the corporation’s voting stock (not counting shares owned by persons who are directors and also officers); or

•	the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder).

      Since we have not amended our charter or by-laws to exclude the application of Section 203, its provisions apply to us. Accordingly, Section 203 may inhibit an interested stockholder’s ability to acquire additional shares of common stock or otherwise engage in a business combination with us.

Advance Notice for Raising Business or Making Nominations at Meetings

      Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected.

      Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Only persons who are nominated by, or at the direction of, the board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as directors. The person presiding at the meeting will have the authority to make determinations whether a stockholder’s notice complies with the procedures in our by-laws.

      To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting is generally required to be received by our secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of the prior years annual meeting date.

      The notice of any nomination for election as a director is required to set forth the information regarding that person required in our by-laws as well as by paragraphs (a), (e), and (f) of Item 401 of regulation S-K adopted by the SEC.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is Mellon Investor Services, L.L.C.

DESCRIPTION OF WARRANTS

General

      We may issue warrants to purchase debt securities or warrants to purchase common stock or preferred stock. Warrants may be issued independently of or together with any other securities and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent . The warrant agent will act solely as our agent in connection with any warrant and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following summaries set forth certain general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Debt Warrants

      The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	their title;

•	the offering price, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the designation and terms of the securities with which the debt warrants are issued and the number of the debt warrants issued with each such security;

•	if applicable, the date from and after which the debt warrants and any securities issued with the debt warrants will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum amount of the debt warrants which may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Stock Warrants

      The applicable prospectus supplement will describe the terms of any stock warrants, including the following:

•	their title;

•	the offering price, if any;

•	the aggregate number of the stock warrants;

•	if applicable, the designation, number of shares and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of the stock warrants;

•	if applicable, the date from and after which the stock warrants and any securities issued with the stock warrants will be separately transferable;

•	the number of shares of common stock, or preferred stock purchasable upon exercise of a stock warrant and the price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the stock warrants will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum amount of the stock warrants which may be exercised at any one time;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	the antidilution provisions of the stock warrants, if any;

•	the redemption or call provisions, if any, applicable to the stock warrants; and

•	any additional terms of the stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the stock warrants.

DESCRIPTION OF PURCHASE CONTRACTS

      We may issue purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus (or a range of principal amount or number of shares pursuant to a predetermined formula) at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts.

      The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and in some circumstances we may deliver newly issued prepaid purchase contracts, often referred to as “prepaid securities,” upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

      The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, such other securities or obligations. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

      We may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and/or common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

      We may sell offered securities in any one or more of the following ways from time to time

•	through agents,

•	to or through underwriters,

•	through dealers,

•	directly to purchasers, or

•	through a combination of these methods or through any other method permitted by law.

Any underwriter, dealer or agent may be deemed to be an “underwriter” within the meaning of the Securities Act.

      The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including

•	the name or names of any underwriters, dealers or agents,

•	the purchase price and the proceeds to us from the sale,

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation,

•	any over-allotment options under which underwriters may purchase additional securities from us,

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, or

•	any trading market or securities exchange on which the offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The distribution of the offered securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices (which may be changed),

•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to the agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment.

      If offered securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchase.

      We may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions, as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the prospectus supplement relating to the offered securities.

      If a dealer is utilized in the sales of offered securities we will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by the dealer at the time of resale. The dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

      Offers to purchase offered securities may be solicited directly by us and the sale may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of the sales will be described in the related prospectus supplement.

      Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, acting as principals of their own accounts or as agents for us. Any such remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

      Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

      Each class or series of securities will be a new issue of securities with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

LEGAL MATTERS

      The validity of the offered securities will be passed upon for us by Conner & Winters, P.C., Tulsa, Oklahoma, and for any underwriters, dealers or agents by a firm named in the prospectus supplement relating to the particular securities. Lynnwood R. Moore, Jr., a shareholder of Conner & Winters, P.C., owns directly or indirectly, 4,500 shares of our common stock.

EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Unit Corporation for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      Certain information with respect to our oil and gas reserves derived from the reports of Ryder Scott Company, L.P. independent consulting petroleum engineers, has been included and incorporated by reference into this document on the authority of that firm as an expert with respect to matters covered by such reports and in giving such reports.

      The consolidated financial statements of CDC Drilling Company at June 30, 2001 and for the year then ended appearing in Unit Corporation’s Current Report on Form 8-K/A filed September 20, 2002 and incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein. Such financial statements have been incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEPENDENT ACCOUNTANTS

      With respect to our unaudited consolidated financial information for the three month periods ended March 31, 2002 and 2003 and the three and six month periods ended June 30, 2002 and 2003, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 22, 2003 and July 23, 2003, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document we file with the SEC at:

•	the public reference room maintained by the SEC in: Washington, D.C. (450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation on the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

      This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety buy such reference.

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” certain information in documents we file with them, which means that we can include important information in this prospectus or any supplement by referring the reader to those documents. We incorporate by reference all of the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

•	our definitive proxy statement on Schedule 14A filed on March 21, 2003;

•	our Current Report on Form 8-K filed August 27, 2002, as amended on September 20, 2002, in connection with the acquisition of CREC Equipment Company and CDC Drilling Company;

•	our Current Report on Form 8-K filed July 1, 2003, in connection with our pending transaction with PetroCorp Incorporated; and

•	the rights plan, between us and Mellon Investor Services LLC, as rights agent, contained in Form 8-A filed with the SEC on May 23, 1995, as amended by Amendment No. 1 thereto filed with the SEC on August 23, 2001 and Amendment No. 2 filed on March 21, 2003. The rights plan and the rights agreement relate to the rights to purchase Series A Participating Cumulative Preferred Stock.

      We also incorporate by reference all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (1) after the initial filing of the registration statement that contains this prospectus and before its effectiveness and (2) until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

      We will provide at no cost to each holder, including any beneficial owner of the offered securities, to whom this prospectus or any supplement is delivered, a copy of such reports and any or all of the information that has been incorporated by reference but not delivered with this prospectus or any supplement. Please direct your oral or written request to Mark E. Schell, Senior Vice President, Secretary and General Counsel, at our principal executive offices located at:

1000 Kensington Tower I

7130 South Lewis
Tulsa, Oklahoma 74136
(918) 493-7700

2,000,000 Shares

Common Stock

Prospectus Supplement
December      , 2003

Banc of America Securities LLC

First Albany Capital